Exhibit 99.1

News Release

	Contacts:	Carl A. Luna, SVP & CFO
Copano Energy, L.L.C.
FOR IMMEDIATE RELEASE		713-621-9547

Jack Lascar / jlascar@drg-l.com
Anne Pearson / apearson@drg-l.com
DRG&L / 713-529-6600
COPANO ENERGY ANNOUNCES CASH TENDER OFFER
AND CONSENT SOLICITATION FOR ITS 8.125% SENIOR NOTES DUE 2016
HOUSTON, March 22, 2011 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today that it has commenced a cash tender offer (the “Tender Offer”) for any and all of its 8.125% Senior Notes due 2016 (CUSIP No. 217203 AB4) (the “2016 Notes”), of which an aggregate principal amount of $332,665,000 is outstanding, and a consent solicitation relating to certain amendments that would eliminate most of the covenants and certain events of default contained in the indenture (the “2016 Notes Indenture”) under which the 2016 Notes were issued.
The terms and conditions of the Tender Offer are set forth in the Offer to Purchase and Consent Solicitation Statement dated March 22, 2011 (the “Offer to Purchase”). The Tender Offer will expire at 11:59 p.m., New York City time, on April 18, 2011, unless extended (the “Expiration Time”). Copano may amend, extend or, subject to certain conditions, terminate the Tender Offer.
Holders who validly tender their 2016 Notes and deliver their consents to the proposed amendments to the 2016 Notes Indenture prior to 5:00 p.m., New York City time, on April 4, 2011, unless such date is extended (the “Consent Expiration”), will be entitled to receive $1,044.00, payable in cash, for each $1,000 principal amount of 2016 Notes accepted for purchase, which amount includes a consent payment of $3.375 per $1,000 principal amount of 2016 Notes accepted for purchase. Holders who validly tender their 2016 Notes after the Consent Expiration but prior to the Expiration Time will be entitled to receive $1,040.625, payable in cash, for each $1,000 principal amount of 2016 Notes accepted for purchase.

In connection with the Tender Offer, Copano is soliciting consents to certain proposed amendments to the 2016 Notes Indenture. Holders may not tender their 2016 Notes without delivering the applicable consents, and holders may not deliver consents without tendering their 2016 Notes. No consent payments will be made in respect of 2016 Notes tendered after the Consent Expiration. Following receipt of the consent of holders of a majority in aggregate principal amount of the 2016 Notes, Copano will execute a supplemental indenture to amend the 2016 Notes Indenture to eliminate most of the covenants and certain events of default in such indenture.
Tendered 2016 Notes and related consents delivered prior to 5:00 p.m., New York City time, on April 4, 2011 (such time and date, as the same may be extended, the “Withdrawal Time”) may be validly withdrawn and revoked at any time prior to the Withdrawal Time but not thereafter, except in certain limited circumstances where additional withdrawal rights are required by law.
The Tender Offer is conditioned upon the satisfaction or, where applicable, the waiver of certain conditions, including the following: (1) the financing condition, in which Copano must complete a capital markets debt offering that results in net proceeds sufficient, together with any cash on hand, to fund the Tender Offer, plus all related fees and expenses incurred in connection with the Tender Offer, including accrued interest on the 2016 Notes; (2) the receipt of consents to the proposed amendments to the 2016 Notes Indenture from the holders of a majority in principal amount of the outstanding 2016 Notes governed by such indenture, and the execution of the related supplemental indenture effecting such amendments; and (3) certain other customary conditions.
Subject to the terms and conditions set forth in the Offer to Purchase, holders who validly tender 2016 Notes will also receive accrued and unpaid interest up to, but not including, the applicable settlement date. The settlement date for the Tender Offer is expected to promptly follow the Consent Expiration or the Expiration Time, as applicable, and the satisfaction or waiver by Copano of the conditions to the Tender Offer, which is expected to be on or about (1) April 5, 2011 for 2016 Notes tendered and not withdrawn prior to the Consent Expiration and (2) April

19, 2011 for 2016 Notes tendered after the Consent Expiration but prior to the Expiration Time, in each case assuming the 2016 Notes are accepted for purchase.
If the Tender Offer is consummated, Copano currently intends to exercise its right, when permitted by the 2016 Notes Indenture, to redeem any 2016 Notes that remain outstanding afterwards, although it has no legal obligation to do so and the selection of any particular redemption date is in its discretion. This statement of intent shall not constitute a notice of redemption under the 2016 Notes Indenture for such notes. Any such notice, if made, will only be made in accordance with the provisions of the 2016 Notes Indenture.
Copano has engaged J.P. Morgan Securities LLC as the dealer manager for the Tender Offer. Persons with questions regarding the Tender Offer are directed to J.P. Morgan toll-free at (800) 245-8812.
The complete terms and conditions of the Tender Offer are described in the Offer to Purchase. Requests for documents should be directed to D.F. King & Co., Inc., the Depositary and Information Agent for the Tender Offer, at (800) 967-4604 or (212) 269-5550 (banks and brokers).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any of the 2016 Notes. The Tender Offer and the consent solicitation are being made solely by the Offer to Purchase. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Copano Energy, L.L.C.
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with operations in Oklahoma, Texas, Wyoming and Louisiana. Its assets include approximately 6,400 miles of active natural gas gathering and transmission pipelines, 250 miles of NGL pipelines and eight natural gas processing plants, with more than one billion cubic feet per day of combined processing capacity and 22,000 barrels per day of fractionation capacity.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements.” Statements that address activities or events that Copano believes will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about our expectations relating to consummating the Tender Offer and the related consent solicitation, amending the 2016 Notes Indenture, future producer activity and Copano’s total distributable cash flow and distribution coverage. These statements are based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors management believes are reasonable. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the following risks and uncertainties, many of which are beyond Copano’s control: Copano’s ability to satisfy the financing condition relating to the Tender Offer; the receipt of consents to the proposed amendments to the 2016 Notes Indenture from the holders of a majority in principal amount of the outstanding 2016 Notes; the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to continue to obtain new sources of natural gas supply and retain its key customers; the impact on volumes and resulting cash flow of technological, economic and other uncertainties inherent in estimating future production and producers’ ability to drill and successfully complete and attach new natural gas supplies and the availability of downstream transportation systems and other facilities for natural gas and NGLs; higher construction costs or project delays due to inflation, limited availability of required resources, or the effects of environmental, legal or other uncertainties; general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in Copano’s filings with the Securities and Exchange Commission.